Exhibit 10.49

March 31, 2010

Russell Goldsmith

City National Bank

400 North Roxbury, 8th Floor

Beverly Hills, CA 90210

Dear Russell:

This is to confirm the following amendments to your Amended and Restated Employment Agreement dated December 22, 2008 (“Agreement”).  All capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Agreement.

1.                                       Section 6(a) of the Agreement is amended to add the following to the end thereof:

Notwithstanding the foregoing, the aggregate amount of Annual Bonus paid to Goldsmith pursuant to all such bonus plans for the fiscal year ending December 31, 2010 shall be not less than the Target Bonus Amount for 2010 if plan goals are achieved, scaled up to 200% of the Target Bonus Amount for 2010 if 154% of plan goals are achieved (rather than 130% of plan goals as in the immediately preceding sentence) and scaled down to 15% of the Target Bonus Amount for 2010 if 70% of plan goals are achieved, in accordance with the methodology established by the Committee and provided to Goldsmith as of the date hereof.

2.                                       Section 10(f) of the Agreement is amended to substitute for the term “ninetieth (90th) day” in each place where it is used, the term “thirtieth (30th) day”.

3.                                       Other than as set forth herein, the Agreement remains in full force and effect.

Please sign this letter confirming your agreement to the foregoing amendments of Section 6(a) and 10(f) of your Agreement.

Accepted & Agreed	City National Bank

/s/ Russell Goldsmith	By	/s/ Christopher J. Carey
Russell Goldsmith		Christopher J. Carey
EVP and Chief Financial Officer

City National Corporation

	By	/s/ Christopher J. Carey
Christopher J. Carey
EVP and Chief Financial Officer